EXHIBIT 16.1

August 29, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Commissioners:

We have read the statements made by Asconi Corporation, which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of Asconi Corporation’s Form 8-K report dated August 24, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ MOORE STEPHENS LOVELACE, P.A.